Exhibit 99.1
Hispanica International Obtains Financing Commitments to Close its Acquisition of Giant Beverage

Acquisition of New York-Based Giant Beverage Expected to Add $4M in Revenues on a Yearly Basis

NEW YORK, New York- October 3, 2017- Hispanica International, Inc. (OTCQB: HISP) a brand accelerator company focused on proprietary brands in the beverage and snack industry, today announced that it has signed agreements with Shircoo Inc. and JH Brech, LLC, two existing shareholders, to provide debt financing to finance the company’s proposed acquisition of New York-based Giant Beverage Company, Inc., and provide additional working capital.

Hispanica intends to invest the new capital to further expand its portfolio of brands with continued sales and distribution as well as through strategic acquisitions of key assets to align with boosting proprietary distribution channels, as well as to retire certain convertible debt. In particular, the additional funds will enable Hispanica to close the acquisition of all outstanding shares of Giant Beverage.

The acquisition is expected to close within the current quarter following customary closing conditions.

“The influx of capital has come from existing shareholders who are intimate with both our vision and financial standing, and represents their bullish optimism regarding the company’s future. This investment enables us to move forward without having to further dilute our existing shareholders,” stated Hispanica Chairman and CEO Fernando Oswaldo Leonzo. “The working capital provides us with the resources to swiftly execute on our plans, including our ability to improve our balance sheet and increase revenues organically and through acquisitions.”

Hispanica continues its explosive retail growth, expecting immediate access to over 500 additional retailers in New York City alone, through the Giant Beverage acquisition. In addition, Hispanica expects to see a 100% increase in net revenue for fiscal 2018 to over $7M. The company’s network of retailers and distributors has grown more than 100% year over year, now topping over 2,000 locations throughout the United States. The goal is to have a direct and indirect reach of 10,000 retailers by the end of 2018.

“The acquisition of Giant Beverage is an example of the type of asset we can acquire that will increase our direct footprint in perhaps one of the most competitive but lucrative markets in the U.S,” explained John Romagosa, President of Hispanica. “We’re excited about the present and future; more announcements will be forthcoming.”

The global beverage industry is expected to reach an estimated $1.9 trillion by 2021 and Hispanica anticipates a robust strategy to leverage the major drivers (growing urbanization and disposable income) for growth within this market segment. With the market forecast to grow at a CAGR of 3.0% through 2021, Hispanica is in position to take advantage of this dramatic market shift.

For informational information regarding the proposed financing, readers are referred to our Current Report on Form 8-K proposed to be filed with the Securities Exchange Commission on October 3, 2017.

About Hispanica International Delights of America, Inc.

Hispanic International Delights of America, Inc. (HISP) is a public company founded in 2013. Formed as an ethnic food and beverage company, HISP has leveraged innovation to re-shift its focus into a brand accelerator with the goal of expanding beyond ethnic flavors. The HISP accelerator backs beverage/snack companies, which it can acquire, by building a proprietary distribution platform to enhance its own brands and position for mass market entry.

Based in New York, HISP plans to continue investing in companies focused primarily in the beverage sector, while adding snacks to their portfolio over time. HISP will continue to focus on ethnic flavors, as well as health and wellness-related products, consumer snacking, grocery and health trends. HISP will continue to accelerate beverage and snack companies at different stages, from start-ups to established brands.

HISP is also committed in building long-term relationships with its consumers by offering superior, high quality products at competitive prices. HISP is headquartered in New York and currently has distribution operations in New York City Tri-State Region, Washington DC Metro Area, as well as in Los Angeles and the Northern California Region.

For more information on Hispanica International Delights of America, Inc. please visit http://www.hispanicadelights.com

Forward-Looking Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "feel," "estimate," "predict," “hope,” the negative of such terms, expressions of optimism or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ from those contained in our forward-looking statements include, but are not limited to our ability to gain access to retail stores for our products, our ability to obtain adequate financing to provide for our continued growth, fund our acquisition strategy, and finance our strategic objectives, and the other risks identified from time to time in our quarterly reports on Form 10-Q, our annual report on Form 10-K, and other reports filed with the Securities and Exchange Commission. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, and undertake no obligation to update any of these forward-looking statements.

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